UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOBERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, DC

Written Agreement by and between

Docket No. 121-WA/RB-HC

FIRST BANCORP
San Juan, Puerto Rico

and

FEDERAL RESERVE BANK OF
NEW YORK

WHEREAS, First BanCorp, San Juan, Puerto Rico (“FB”), a registered bank holding company, owns and controls FirstBank, Puerto Rico, San Juan, Puerto Rico (the “Bank”), a state chartered nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of FB and the Federal Reserve Bank of New York (the “Reserve Bank”) to maintain the financial soundness of FB so that FB may serve as a source of strength to the Bank;

WHEREAS, FB and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on June 3, 2010, the board of directors of FB at a duly constituted meeting, adopted a resolution authorizing and directing Mr. Aurelio Alemán, CEO and President, to enter into this Agreement of behalf of FB, and consenting to compliance with each and every provision of this Agreement by FB and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. ) § §§1813(u) and 1818(b)(3)).

NOW, THEREFORE, FB and the Reserve bank agree as follows:

Source of Strength

1.	The board of directors of FB shall take appropriate steps to fully utilize FB’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. §225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the consent order entered into with the Federal Deposit Insurance Corporation on June 1, 2010 and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends and Distributions

2. (a) FB shall not declare or pay any dividends without the prior            written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System (the “Board of Governors”).

(b) FB shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) FB and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)	All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information of FB’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, FB must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governor’s Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) FB and any nonbank subsidiary shall not, directly or            indirectly, incur, increase, or guarantee any debt without the prior written approval if the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)	FB shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4.	Within 30 days of this Agreement, FB shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at FB on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a)	The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;

(b)	The adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;

(c)	The source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d)	Supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal regulators; and

(e)	The requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that FB serve as a source of strength to the Bank.

5.	FB shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of FB’s capital ratios fall below the approved plan’s minimum ratios. Together with the notification, FB shall submit an acceptable written plan that details the steps that FB will take to increase FB’s capital ratios to or above the approved plan’s minimums.

Compliance with Laws and Regulations

6.	(a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, FB shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§225.71 et seq.).

(b)	FB shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

7.	Within 45 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plans

8. (a) FB shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 4 of this Agreement.

(b) Within 30 days of approval by the Reserve Bank, FB shall adopt the approved capital plan. Upon adoption, FB shall promptly implement the approved plan, and thereafter fully comply with it.

(c) During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

9. All communications regarding this Agreement shall be sent to:

Mr. Meinrad Danzer
Examining Officer
Regional Team Leader
Federal Reserve Bank of New York
33 Liberty Street, Attention 33 ML, 20th Floor
New York, New York 10045-0001

(a)	Mr. Aurelio Alemán

President and Chief Executive Officer
First BanCorp
1519 Ponce de León Avenue
San Juan, Puerto Rico 00908-0146

Miscellaneous

10.	Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to FB to comply with any provision of this Agreement.

11.	The provisions of this Agreement shall be binding upon FB and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

12.	Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

13.	The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting FB, the Bank, any nonbank subsidiary of FB, or any of their current or former institution-affiliated parties and their successors and assigns.

14.

Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831 aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. §1818).

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the 3rd day of June, 2010.

FIRST BANCORP FEDERAL RESERVE BAK

OF NEW YORK

By: /s/ Aurelio Alemán	By: /s/ John J. Ruocco

Aurelio Alemán President and Chief Executive	John J. Ruocco Assistant Vice President

Officer